UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 13, 2007
ADAMS GOLF, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24583 (Commission File Number)	75-2320087 (IRS Employer Identification No.)

2801 E. Plano Pkwy, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (302) 427-5892
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 13, 2007, Adams Golf, Inc. entered into a loan and security agreement and revolver note with Wachovia Bank to provide credit up to $15.0 million, which may be increased up to $30.0 million. The revolving line of credit is secured by substantially all of the Company’s assets and requires, among other things, the Company to maintain a fixed charge coverage ratio. As of November 19, 2007, the Company was in compliance with the covenants and other terms of the line of credit. Loans under the line of credit shall, at the Company’s option, bear interest on the principal amount outstanding at either (i) LIBOR plus 1.75% or (ii) a “base rate.” The “base rate” would be equal to the greater of (i) Wachovia Bank’s prime rate or (ii) the Federal Funds Rate plus 0.05%. Interest on each loan is payable monthly until the line of credit matures and expires on November 13, 2012. As of November 19, 2007, the Company had no outstanding borrowings on the line of credit. The Company intends to use the line of credit to supplement its cash inflows from operations as well as for other financing and investing activities.
     This Item 1.01, including the descriptions of the terms and conditions of the loan and security agreement and the revolver note, is qualified in its entirety by reference to the (a) Loan and Security Agreement and (b) Revolver Note, which are furnished as Exhibit 10.1 and 10.2 hereto, respectively, and incorporated herein by reference. See also Item 9.01 of this report. The information in Item 9.01 of this report is incorporated in this Item 1.01 by reference.
Item 1.02 Termination a Material Definitive Agreement.
     On November 13, 2007, the Company terminated its revolving line of credit with Bank of Texas in connection with entering into the line of credit with Wachovia Bank.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit	Description of Exhibit
10.1	Loan and Security Agreement (furnished herewith)
10.2	Revolver Note (furnished herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS GOLF, INC.
Date: November 19, 2007	By:	/s/ Eric Logan
	Name:	Eric Logan
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
10.1	Loan and Security Agreement (furnished herewith)
10.2	Revolver Note (furnished herewith)